Pricing Supplement No. 3066 To prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Registration Statement No. 333–206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 8, 2018

Deutsche Bank AG $ Cash-Settled Equity-Linked Notes Linked to the Common Stock of Voya Financial, Inc. due May 1, 2023
General

•	The notes (the “notes”) are designed for investors who seek exposure to the potential appreciation, if any, of the common stock of Voya Financial, Inc. (the “Reference Stock”). The notes will pay interest semi-annually at % per annum.
•	The notes may not be exchanged by you or redeemed by us prior to the Maturity Date. Investors will receive at maturity a cash payment plus any accrued but unpaid interest. The payment at maturity will be calculated based on the Final Price of the Reference Stock over 20 Valuation Dates as described below, with each Valuation Date determining 1/20th of the final payment. The payment at maturity is expected to be greater than or equal to the Face Amount per $1,000 Face Amount of notes. Any payment on the notes is subject to the credit of the Issuer.
•	Senior unsecured obligations of Deutsche Bank AG due May 1, 2023
•	Minimum purchase of $100,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about March 8, 2018 (the “Pricing Date”) and are expected to settle on or about March 13, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Reference Stock:	The common stock of Voya Financial, Inc. (Bloomberg ticker: VOYA).
Interest Rate:	% per annum. The notes will pay interest on a semi-annual basis in arrears at the Interest Rate on each Interest Payment Date, including the Maturity Date, based on a 30/360 adjusted day count convention.
Interest Payment Dates[1]:	The 1st of May and November, beginning on May 1, 2018 and ending on the Maturity Date.
Payment at Maturity:	You will receive on the Maturity Date a cash payment per $1,000 Face Amount of notes equal to the sum of the Daily Values for each of the 20 Valuation Dates plus any accrued but unpaid interest.
Daily Values:	For each Valuation Date, the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date
Alternative Settlement Amount:	For each Valuation Date, an amount calculated as follows: $50 × (Final Price on that Valuation Date / Threshold Price)
Threshold Price:	% of the Initial Price

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–9 of this pricing supplement.

The Issuer’s estimated value of the notes on the Pricing Date is approximately $999.00 to $999.70 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page PS–3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page PS–4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)	Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the notes. For more detailed information about discounts, commissions and fees, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities Inc.

March     , 2018

(Key Terms continued from previous page)

Initial Price:	The arithmetic average of the Adjusted VWAPs of one share of the Reference Stock over the five consecutive trading days immediately following the Pricing Date, as determined in the sole discretion of the calculation agent. The Initial Price will likely differ from the Adjusted VWAP and the regular official weekday closing price of one share of the Reference Stock on the Pricing Date. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Price, that might affect the value of your notes.
Final Price:	With respect to each Valuation Date, the Adjusted VWAP on that Valuation Date
Adjusted VWAP:	For any relevant trading day, the VWAP on such trading day multiplied by the then-current Stock Adjustment Factor
VWAP:	For any relevant trading day, the volume-weighted average of the Reference Stock on such trading day as defined under “Description of the Notes — Definitions” in this pricing supplement
Stock Adjustment Factor:	Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “Description of the Notes — Anti-Dilution Adjustments” in this pricing supplement.
Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the issuer of the Reference Stock (the “Reference Stock Issuer”), as determined by the calculation agent
Base Dividend:	From the Settlement Date to the Maturity Date, $0.01 per calendar quarter per share of the Reference Stock for the first Ordinary Dividend in such calendar quarter, and $0.00 for all other dividends. The Base Dividend is used to calculate any adjustments to the Stock Adjustment Factor for cash dividends. See “Description of the Notes — Anti-Dilution Adjustments” in this pricing supplement.
Pricing Date:	March 8, 2018 (expected)
Settlement Date:	March 13, 2018 (expected)
Valuation Date[1]:	Each of the 20 consecutive trading days beginning on, and including, the twenty-second scheduled trading day immediately preceding the Maturity Date.
Maturity Date[1]:	May 1, 2023
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	/
Supplemental Conflicts of Interest:	Our affiliate, Deutsche Bank Securities Inc. (“DBSI”), has significant long exposure to the Reference Stock. The derivative transactions DBSI enters into with us to hedge our exposure from the notes also have the effect of hedging or limiting DBSI’s exposure to price and volatility changes in its long exposure to the Reference Stock, which may benefit DBSI. This is in addition to any compensation that DBSI receives as an agent for the sale of the notes to you. The business activities of ours or our affiliates, including hedging and trading activities with respect to the notes or the Reference Stock, could cause our economic interests to be adverse to yours and could adversely affect your return on, and value of, the notes. It is possible that we or our affiliates (including DBSI) could receive substantial returns from these hedging and trading activities while the value of the notes declines.

[1]	Subject to adjustment as described under “Description of the Notes — Adjustments to Valuation Dates and the Maturity Date” in this pricing supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Pricing Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Pricing Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services would generally be determined on the same basis.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the notes. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches. This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.

Hypothetical Examples

The table and hypothetical examples set forth below assume an Initial Price of $55, a Threshold Price of $71.50 (equal to 130% of the hypothetical Initial Price) and that the Final Price for each of the 20 Valuation Dates is as specified below. Because the Initial Price will be the arithmetic average of the Adjusted VWAPs of one share of the Reference Stock over the five consecutive trading days immediately following the Pricing Date, the Initial Price and Threshold Price will not be determined until after that fifth consecutive trading day. The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the notes will depend on the Final Price of the Reference Stock on each Valuation Date. The payment at maturity (excluding accrued but unpaid interest) will be determined over 20 Valuation Dates, with each Valuation Date determining 1/20th of such payment. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis, and it has been assumed that no event affecting the Reference Stock has occurred during the term of the notes that would cause the calculation agent to adjust the Stock Adjustment Factor.

Final Price on All Valuation Dates	Percentage Change from Initial Price to Final Price	Sum of Alternative Settlement Amounts	Final Payment at Maturity
$104.50	90.00%	$1,461.54	$1,461.54
$99.00	80.00%	$1,384.62	$1,384.62
$93.50	70.00%	$1,307.69	$1,307.69
$88.00	60.00%	$1,230.77	$1,230.77
$82.50	50.00%	$1,153.85	$1,153.85
$79.75	45.00%	$1,115.38	$1,115.38
$77.00	40.00%	$1,076.92	$1,076.92
$71.50	30.00%	$1,000.00	$1,000.00
$66.00	20.00%	$923.08	$1,000.00
$60.50	10.00%	$846.15	$1,000.00
$57.75	5.00%	$807.69	$1,000.00
$55.00	0.00%	$769.23	$1,000.00
$49.50	-10.00%	$692.31	$1,000.00
$44.00	-20.00%	$615.38	$1,000.00
$38.50	-30.00%	$538.46	$1,000.00
$35.75	-35.00%	$500.00	$1,000.00
$33.00	-40.00%	$461.54	$1,000.00
$27.50	-50.00%	$384.62	$1,000.00
$22.00	-60.00%	$307.69	$1,000.00
$16.50	-70.00%	$230.77	$1,000.00
$11.00	-80.00%	$153.85	$1,000.00
$5.50	-90.00%	$76.92	$1,000.00
$0.00	-100.00%	$0.00	$1,000.00

The following hypothetical examples illustrate how the payment at maturity, excluding accrued but unpaid interest, is calculated.

Example 1: The price of the Reference Stock increases 20% from the Initial Price of $55 to the Final Price of $66. Because the Final Price is $66 on each Valuation Date, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each Valuation Date = the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date

= the greater of (i) $50 and (ii) $50 x ($66 / $71.50)

= the greater of (i) $50 and (ii) $46.1538

Because the Alternative Settlement Amount for each Valuation Date is less than $50, the Daily Value for each Valuation Date is $50. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 20 Valuation Dates, is calculated as follows:

Payment at maturity = $50 x 20 = $1,000

Thus, the payment at maturity will be only $1,000 per $1,000 Face Amount of notes even though the Reference Stock has increased 20% from the Initial Price to the Final Price.

Example 2: The price of the Reference Stock decreases 20% from the Initial Price of $55 to the Final Price of $44. Because the Final Price is $44 on each Valuation Date, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each Valuation Date = the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date

= the greater of (i) $50 and (ii) $50 x ($44 / $71.50)

= the greater of (i) $50 and (ii) $30.7692

Because the Alternative Settlement Amount for each Valuation Date is less than $50, the Daily Value for each Valuation Date is $50. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 20 Valuation Dates, is calculated as follows:

Payment at maturity = $50 x 20 = $1,000

Thus, the payment at maturity will be $1,000 per $1,000 Face Amount of notes.

Example 3: The price of the Reference Stock increases 80% from the Initial Price of $55 to the Final Price of $99. Because the Final Price is $99 on each Valuation Date, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each Valuation Date = the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date

= the greater of (i) $50 and (ii) $50 x ($99 / $71.50)

= the greater of (i) $50 and (ii) $69.2308

Because the Alternative Settlement Amount for each Valuation Date is greater than $50, the Daily Value for each Valuation Date is $69.2308. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 20 Valuation Dates, is calculated as follows:

Payment at maturity = $69.2308 x 20 = $1,384.62

Thus, the payment at maturity will be $1,384.62 per $1,000 Face Amount of notes even though the Reference Stock has increased 80% from the Initial Price to the Final Price.

Example 4: The price of the Reference Stock increases from the Initial Price of $55 to a Final Price of $99 on the first 10 Valuation Dates and then decreases from $99 to a Final Price of $44 on the remaining 10 Valuation Dates. Because the Final Price is $99 on the first 10 Valuation Dates and $44 on the remaining 10 Valuation Dates, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each of the first 10 Valuation Dates = the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date

= the greater of (i) $50 and (ii) $50 x ($99 / $71.50)

= the greater of (i) $150 and (ii) $69.2308

Daily Value for each of the remaining 10 Valuation Dates = the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date

= the greater of (i) $50 and (ii) $50 x ($44 / $71.50)

= the greater of (i) $50 and (ii) $30.7692

Because the Alternative Settlement Amount for each of the first 10 Valuation Dates with a Final Price of $99 is greater than

$50, the Daily Value for each of those Valuation Dates is $69.2308. Because the Alternative Settlement Amount for each of the remaining 10 Valuation Dates with a Final Price of $44 is less than $50, the Daily Value for each of those Valuation Dates is $50. The sum of the Daily Values for the first 10 Valuation Dates with a Final Price of $99 is $692.3080, and the sum of the Daily Values for the 10 Valuation Dates with a Final Price of $44 is $500. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 10 Valuation Dates, is calculated as follows:

Payment at maturity = $69.2308 x 10 + $50 x 10

= $1,192.31

Thus, the payment at maturity will be $1,192.31 per $1,000 Face Amount of notes even though the Reference Stock has appreciated by 80% from the Initial Price to the Final Price for 10 of the Valuation Dates.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — We will pay you at least the Face Amount per $1,000 Face Amount of notes if you hold the notes to maturity, regardless of the performance of the Reference Stock. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	APPRECIATION POTENTIAL — The payment at maturity will be calculated over 20 Valuation Dates, with each Valuation Date determining 1/20th of the final payment at maturity. If you hold the notes to maturity, you will receive a cash payment at maturity that is more than the Face Amount per $1,000 Face Amount of notes (excluding accrued but unpaid interest) only if the Final Price on at least one Valuation Date is greater than the Threshold Price.

•	SEMI-ANNUAL INTEREST PAYMENTS — The notes will pay interest on a semi-annual basis in arrears at the % on each Interest Payment Date, including the Maturity Date, based on a 30/360 adjusted day count convention. The yield on the notes may be less than the overall return you would receive from our conventional fixed income securities with a similar maturity.

•	RETURN LINKED TO THE PERFORMANCE OF THE REFERENCE STOCK — The return on the notes is linked to the performance of the common stock of Voya Financial, Inc. as described herein. For more information on the Reference Stock, please see “The Reference Stock” in this pricing supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement and prospectus.

•	YOU MAY NOT RECEIVE MORE THAN THE FACE AMOUNT OF NOTES PLUS INTEREST PAYMENTS — The return on the notes is linked to the performance of the Reference Stock. If you hold the notes to maturity and the Final Price on each Valuation Date is equal to or less than the Threshold Price, you will not receive more than the Face Amount per $1,000 Face Amount of notes plus any accrued but unpaid interest.

•	YOU WILL NOT PARTICIPATE IN THE FULL APPRECIATION OF THE REFERENCE STOCK — Even if the Final Price on one or more Valuation Dates is greater than the Threshold Price, the portion of the payment at maturity that reflects the Final Price on such Valuation Dates will reflect only the appreciation of the Reference Stock on such Valuation Dates in excess of the Threshold Price. For example, assuming a Threshold Price of 130% of the Initial Price, if the applicable Final Price for all Valuation Dates were equal to 162.50% of the Initial Price, the payment on the notes would be only $1,250 per $1,000 Face Amount of notes for a return of 25%, even though the Reference Stock appreciated 62.50% from the Initial Price.

•	THE INITIAL PRICE AND THRESHOLD PRICE WILL NOT BE DETERMINED UNTIL AFTER THE FIFTH CONSECUTIVE TRADING DAY IMMEDIATELY FOLLOWING THE PRICING DATE — Because the Initial Price will be the arithmetic average of the Adjusted VWAPs of one share of the Reference Stock over the five consecutive trading days immediately following the Pricing Date, the Initial Price will not be determined until after that fifth consecutive trading day. Accordingly, you will not know the Initial Price or the Threshold Price, which will be       % of the Initial Price, until after the Pricing Date. The Adjusted VWAP of one share of the Reference Stock may increase or decrease during the five consecutive trading day period immediately following the Pricing Date, and there is no assurance that the Initial Price will be similar to or less than the Adjusted VWAP of one share of the Reference Stock on the Pricing Date. In addition, we or our affiliates expect to hedge our obligations under the notes in connection with the sale of the notes, including by purchasing shares of the Reference Stock and/or entering into derivatives linked to the Reference Stock during that five consecutive trading day period. Your return on the notes may be adversely affected by any increase in the Adjusted VWAP of one share of the Reference Stock during this five consecutive trading day period, which would result in a higher Initial Price and higher Threshold Price for the notes.

•	THE ALTERNATIVE SETTLEMENT AMOUNT IS LINKED TO THE ADJUSTED VWAP OF ONE SHARE OF THE REFERENCE STOCK — The Alternative Settlement Amount for each Valuation Date is calculated by reference to the Adjusted VWAP of one share the Reference Stock on that Valuation Date and not by reference to the closing price of one share of the Alternative on that Valuation Date. The closing price of one share of the Alternative may vary significantly from its Adjusted VWAP. Accordingly, if the Adjusted VWAP of one share of the Reference Stock is less than its closing price on the Valuation Date, the payment at maturity (if it is based on the Alternative Settlement Amount in respect of any Valuation Date) will be less than it would have been if the Alternative Settlement Amount were calculated by reference to the closing price of the Reference Stock on the relevant Valuation Date.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	The NOTES May Be Written Down, Be CONVERTED Into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Pricing Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE REFERENCE STOCK — The return on the notes may not reflect the return you would have realized if you had directly invested in the Reference Stock. For instance, you will not receive a cash payment at maturity that is more than the Face Amount per $1,000 Face

Amount of notes (excluding accrued but unpaid interest) unless the Final Price of the Reference Stock on at least one Valuation Date is greater than the Threshold Price.

•	IF THE PRICE OF THE REFERENCE STOCK CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the price of the Reference Stock. Changes in the price of the Reference Stock may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Stock would have.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE THIS PRICING SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain corporate events affecting the Reference Stock. The calculation agent is not required, however, to make such adjustments in response to all corporate events that could affect the Reference Stock, including if the Reference Stock Issuer or another party makes a partial tender or partial exchange offer for the Reference Stock. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in the this pricing supplement to reflect changes occurring in relation to the Reference Stock or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Reference Stock or any other security received in a Reorganization Event may be materially adverse to investors in the notes. You should read “Description of the Notes — Anti-Dilution Adjustments” in this pricing supplement in order to understand the adjustments that may be made to the notes.

•	SINGLE STOCK RISK — The price of the Reference Stock can rise or fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stock and its issuer, please see “The Reference Stock” in this pricing supplement and such issuer’s SEC filings referred to in that section.

•	THERE IS NO AFFILIATION BETWEEN THE REFERENCE STOCK ISSUER AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE REFERENCE STOCK OR THE REFERENCE STOCK ISSUER — We are not affiliated with the Reference Stock Issuer. However, we or our affiliates may currently, or from time to time in the future, engage in business with the Reference Stock Issuer, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Reference Stock by, or providing advisory services (including merger and acquisition advisory services) to, such issuer. In the course of this business, we or our affiliates may acquire non-public information about the Reference Stock Issuer and we will not disclose any such information to you. Nevertheless, neither we nor any of our affiliates have participated in the preparation of, or verified, any information about the Reference Stock or the Reference Stock Issuer. You, as an investor in the notes, should make your own investigation into the Reference Stock and the Reference Stock Issuer. The Reference Stock Issuer is not involved in the notes offered hereby in any way and has no obligation of any sort with respect to your notes. The Reference Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your notes.

•	PAST PERFORMANCE OF THE REFERENCE STOCK IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Reference Stock over the term of the notes may bear little relation to the historical VWAPs of the Reference Stock and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Stock or whether the performance of the Reference Stock will result in the return of any of your investment. The common stock of Voya Financial, Inc. commenced trading on May 2, 2013 and therefore has a limited performance history.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE

LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Pricing Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Pricing Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services would generally be determined on the same basis.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Pricing Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Reference Stock has increased above the Threshold Price since the Pricing Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the price of the Reference Stock will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Stock;

•	the time remaining to the maturity of the notes;

•	the dividend rate of the Reference Stock;

•	the real and anticipated results of operations of the Reference Stock Issuer;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Reference Stock;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Stock or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the price of the Reference Stock remains unchanged from the Initial Price, and any sale prior to the

Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	WE OR OUR AFFILIATES EXPECT TO HEDGE OUR OBLIGATIONS UNDER THE NOTES BY PURCHASING SHARES OF THE REFERENCE STOCK OR ENTERING INTO DERIVATIVE TRANSACTIONS LINKED TO THE REFERENCE STOCK IN CONNECTION WITH THE SALE OF THE NOTES — We expect to enter into derivative transactions linked to the Reference Stock with our affiliates (including DBSI) to hedge our exposure from the notes. Because DBSI has a significant long exposure to the Reference Stock, the derivative transactions DBSI enters into with us to hedge our exposure from the notes also have the effect of hedging or limiting DBSI’s exposure to price and volatility changes in its long exposure to the Reference Stock, which may benefit DBSI. This is in addition to any compensation that DBSI receives as an agent for the sale of the notes to you. We and our affiliates (including DBSI) may also hedge our respective exposure by purchasing shares of the Reference Stock or entering into derivative transactions linked to the Reference Stock. We may also adjust our hedge of the notes by, among other things, purchasing or selling shares of the Reference Stock or entering into or unwinding derivative transactions linked to the Reference Stock at any time and from time to time following pricing of the notes and close out or unwind our hedge by selling any of the foregoing on or before a Valuation Date. We or our affiliates may also engage in trading in instruments linked or related to the Reference Stock on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Reference Stock and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates (including DBSI) could receive substantial returns from these hedging and trading activities while the value of the notes declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Stock. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the price of the Reference Stock and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the notes, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the notes to you in addition to any compensation they would receive for the sale of the notes.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE REFERENCE STOCK AND THE VALUE OF THE NOTES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Reference Stock and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Reference Stock.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Pricing Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. In addition, our affiliate DBSI has significant long exposure to the Reference Stock. The derivative transactions DBSI enters into with us to hedge our exposure from the notes also have the effect of hedging or limiting DBSI’s exposure to price and volatility changes in its long exposure to the Reference Stock, which may benefit DBSI. This is in addition to any compensation that DBSI receives as an agent for the sale of the notes to you. The business activities of ours or our affiliates, including hedging and trading activities with respect to the notes or the Reference Stock, could cause the economic interests of ours or our affiliates to be adverse to yours and could adversely affect your return on, and the value of, the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a Market Disruption Event (as defined below) has occurred as well as, in some circumstances, the prices or levels related to the Reference Stock on a Valuation Date. Any determination by the calculation agent could adversely affect the return on the notes.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “notes” refers to our Cash-Settled Equity-Linked Notes Linked to the Common Stock of Voya Financial, Inc. due May 1, 2023.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the common stock of Voya Financial, Inc. (the “Reference Stock”).

The notes are included in a series of notes referred to in the accompanying prospectus supplement as our Global Notes, Series A. The notes will be issued by Deutsche Bank AG, London Branch under a senior indenture among us, Delaware Trust Company, as the successor trustee to Law Debenture Trust Company of New York, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authentication agent and registrar.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The notes are our direct, unconditional, unsecured and unsubordinated obligations and rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the Issuer. For more information, see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement.

The notes will be issued with a minimum purchase of $100,000 and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount of the notes is $1,000 (the “Face Amount”) and the issue price of the notes is 100% of the Face Amount (the “Issue Price”). The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the notes are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Definitions

A “business day” means any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

The “Current Market Price” of the Reference Stock or any other security or property means, as of any date, the last reported per share sale price of one share of the Reference Stock or such other security or property on such date (or if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the relevant exchange, or, if the Reference Stock or such other security or property is not listed on the relevant exchange, as reported by the principal United States national or regional securities exchange or quotation system on which the Reference Stock or such other security or property is then listed or quoted; provided, however, that, in the absence of such quotations, the calculation agent will make a determination of the Current Market Price in good faith.

The “relevant exchange” means, for the Reference Stock, (i) if the Reference Stock (or any security for which a VWAP must be determined) is listed or admitted for trading on one or more U.S. securities exchanges or markets, the primary U.S. exchange or market on which Reference Stock or security is listed or admitted for trading, (ii) if the Reference Stock (or any security for which a VWAP must be determined) is not listed or admitted for trading on a U.S. securities exchange or market, the primary non-U.S. exchange or market on which Reference Stock or security is listed or admitted for trading or (iii) if an American depositary share (“ADS”) is serving as the Reference Stock, with respect to an equity security underlying the ADS, the primary exchange or market for trading for such security.

The “trading day” means, for the Reference Stock, a day on which (i) there is no Market Disruption Event (as defined below), (ii) trading in the Reference Stock (or any other security for which a VWAP must be determined) generally occurs on the relevant exchange or, if the Reference Stock (or such other security) is not then listed on the relevant exchange, on the principal other United States national or regional securities exchange on which the Reference Stock (or such other security) is then listed, or, if the Reference Stock (or such other security) is not then listed on a United States national or regional securities exchange, on the principal other market on which the Reference Stock (or such other security) is then traded, and (iii) the scheduled closing time for regular trading on the relevant market or exchange is 4:00 p.m., New York City time, or the then-standard closing time for regular trading on such relevant exchange or market. If the Reference Stock (or such other security) is not so listed or traded, “trading day” means a business day.

A “scheduled trading day” means any day that is scheduled to be a trading day.

The “VWAP” of one share of the Reference Stock (or one unit of any other security for which a VWAP must be determined) on any relevant trading day means the per share volume-weighted average price of the Reference Stock (or such other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “VOYA Equity AQR” (or its equivalent successor if such page is not available, or the Bloomberg Page for any other such security) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day, without regard to after-hours trading or any trading outside the regular trading session, or, if such volume-weighted average price is unavailable, the market value of one share of the Reference Stock (or such other security) on such trading day as determined by the calculation agent in good faith in a commercially reasonable manner, using a volume-weighted average price method, if practicable.

Interest Payments

The notes will pay interest on a semi-annual basis in arrears at the Interest Rate on each Interest Payment Date, including the Maturity Date, based on a 30/360 adjusted day count convention. Each interest payment on the notes will be calculated as follows:

$1,000 × Interest Rate × (number of days in the Interest Period / 360),

where the number of days in each Interest Period will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

An “Interest Period” is (a) the period beginning on, and including, the Settlement Date and ending on, but excluding, the first Interest Payment Date and (b) each successive period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date.

Interest will be paid in arrears on each Interest Payment Date, including the Maturity Date, to the holders of record at the close of business on the business day immediately preceding that Interest Payment Date. However, at maturity, the paying agent will pay any interest due to the holder to whom it pays the payment at maturity.

If an Interest Payment Date is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional Interest will accrue or be payable as a result of the delayed payment, and the next Interest Period will commence as if the payment had not been delayed.

If the Maturity Date is adjusted as the result of a Market Disruption Event, the interest due on the Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional Interest will accrue or be payable as a result of any delayed payment.

Payment at Maturity

You will receive on the Maturity Date a cash payment per $1,000 Face Amount of notes equal to the sum of the Daily Values for each of the 20 Valuation Dates plus any accrued but unpaid interest.

Adjustments to Valuation Dates and the Maturity Dates

Adjustments to Valuation Dates

If:

(a)	a Valuation Date is not a trading day, or

(b)	a Market Disruption Event occurs or is continuing on a Valuation Date,

then the applicable Valuation Date will be postponed to the immediately succeeding trading day on which no Market Disruption Event for the Reference Stock occurs or is continuing. The Valuation Date will not be postponed later than the fifth scheduled trading day after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Valuation Date is postponed to the Fifth Day and:

(a)	the Fifth Day is not a trading day, or

(b)	a Market Disruption Event occurs or is continuing on the Fifth Day,

then, on the Fifth Day the VWAP will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Adjustments to the Maturity Date

If the scheduled Maturity Date is not a business day, then the Maturity Date will be the next succeeding business day following the scheduled Maturity Date. If an adjustment is made for a Market Disruption Event or a non-trading day that occurs on a Valuation Date, the Maturity Date will be postponed to the third trading day following the date on which the calculation agent has determined the VWAPs for all the Valuation Dates. If the Maturity Date is postponed, any payment due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no interest will accrue or be payable as a result of the delayed payment.

Market Disruption Events

With respect to the Reference Stock (or any other security for which a VWAP must be determined), a “Market Disruption Event” means: (i) a failure by the relevant exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for shares of the Reference Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in shares of Reference Stock or in any options contracts or futures contracts relating to the Reference Stock.

Anti-Dilution Adjustments

The Stock Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section.

If more than one event requiring adjustment occurs, the calculation agent will adjust the Stock Adjustment Factor for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Stock Adjustment Factor for the first event, the calculation agent will adjust the Stock Adjustment Factor for the second event, applying the required adjustment to the Stock Adjustment Factor as already adjusted for the first event, and so on for each event.

The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the relevant business day immediately preceding the Maturity Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the VWAP or other price or value of one share of the Reference Stock on any trading day during the term of the notes. No adjustments will be made for certain other events, such as offerings of common stock by the Reference Stock Issuer for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Reference Stock by the Reference Stock Issuer or any third party. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the notes upon the occurrence of corporate or other similar events that affect or could potentially affect the market price of, or shareholder rights in, the Reference Stock, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the notes. In addition, the calculation agent may make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the notes. All determinations made by the calculation agent in making any adjustments to the terms of the notes, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and in a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the notes, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Stock.

For purposes of these adjustments, except as noted below, if an ADS is serving as the Reference Stock, all adjustments to the Stock Adjustment Factor for the Reference Stock will be made as if the equity security underlying the ADS is serving as the Reference Stock. Therefore, for example, if the equity security underlying the ADS is subject to a two-for-one stock split and assuming the Stock Adjustment Factor is equal to one, the Stock Adjustment Factor for the Reference Stock would be adjusted to equal to two. If the notes are or become linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for the notes, the dividend paid by the issuer of the equity security underlying the ADS, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

However, if an ADS is serving as the Reference Stock, no adjustment to the Stock Adjustment Factor, including those described below, will be made if (i) holders of those ADSs are not eligible to participate in any of the transactions described below or (ii) (and to the extent that) the calculation agent determines in its sole discretion that the issuer or the depositary for those ADSs has adjusted the number of equity securities represented by each ADS in response to the corporate event in question. However, to the extent that the number of equity securities represented by each ADS is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect such change.

Stock Splits and Reverse Stock Splits

If the Reference Stock is subject to a stock split or a reverse stock split, then once any split has become effective, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	the number of shares which a holder of one share of the Reference Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Reference Stock) that is given ratably to all or substantially all holders of shares of the Reference Stock, or (ii) a distribution of shares of the Reference Stock as a result of the triggering of any provision of the corporate charter of the Reference Stock Issuer, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Stock.

Non-Cash Dividends or Distributions

If the Reference Stock Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of the Reference Stock Issuer to all or substantially all holders of the Reference Stock (other than (i) dividends or distributions referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or rights and/or warrants referred to under “—Distribution of Rights, Options or Warrants” below, (ii) spin-offs referred to under “—Spin-Offs” below and (iii) cash dividends or distributions referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the average of the Current Market Prices of the Reference Stock over the 10 consecutive trading days ending on, and including, the trading day immediately preceding the ex-dividend date for the distribution (the “Ex-Dividend Average Current Market Price”) and the denominator of which is the amount by which the Ex-Dividend Average Current Market Price exceeds the Fair Market Value of such distribution.

Notwithstanding the foregoing, a distribution on the Reference Stock described in clause (a) or (d) of the section entitled “— Reorganization Events” below that also would require an adjustment to the Stock Adjustment Factor under this section will only be treated as a Reorganization Event (as defined below) and shall only cause an adjustment pursuant to clause (a) or (d) under the section entitled “— Reorganization Events.” A distribution on the Reference Stock described in the section entitled “— Distributions of Rights, Options or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “— Distributions of Rights, Options or Warrants.”

For purposes of (i) any non-cash dividends or distributions referred to under this subsection or (ii) any cash dividends or distributions referred under “— Cash Dividends or Distributions” below, the following terms have the meanings set forth below with respect to such distribution.

“Ex-dividend date” means the first trading day on which transactions in the Reference Stock trade on the relevant exchange without the right to receive such distributions.

The “Fair Market Value” of any such distribution means the per share value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or, if the Reference Stock is a non-U.S. equity security or an ADS and such distribution consists of property traded on the ex-dividend date on a non-U.S. securities exchange or market, the Fair Market Value will equal the opening price of such distributed property on such ex-dividend date, as determined by the calculation agent.

Spin-Offs

With respect to an adjustment pursuant to “— Non-Cash Dividends or Distributions” above where there has been a payment of a dividend or other distribution on the Reference Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Reference Stock Issuer (a “Spin-Off”), the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the sum of (x) the average of the Current Market Prices of the capital stock or similar equity interests distributed to holders of the Reference Stock applicable to one share of the Reference Stock over the first 10 consecutive trading days commencing on, and including, the ex-dividend date for the Spin-Off (the “Spin-Off Valuation Period”) and (y) the average of the Current Market Prices of the Reference Stock over the Spin-Off Valuation Period and the denominator of which is the average of the Current Market Prices of the Reference Stock over the Spin-Off Valuation Period.

The adjustment to the Stock Adjustment Factor under the preceding paragraph will be made immediately after the open of business on the day after the last day of the Spin-Off Valuation Period, but will be given effect as of the open of business on the ex-dividend date for the Spin-Off. If the ex-dividend date for the Spin-Off is less than 10 trading days prior to, and including, the final Valuation Date, references within this “— Spin-Offs” section to 10 trading days will be deemed replaced, for purposes of calculating the VWAPs in respect of any Valuation Dates, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the Spin-Off to, and including, the final Valuation Date.

Cash Dividends or Distributions

If the Reference Stock Issuer pays a dividend or makes a distribution consisting exclusively of cash to all or substantially all holders of shares of the Reference Stock (other than (i) any dividend or distribution in connection with liquidation, dissolution or winding up of the Reference Stock Issuer or (ii) any Ordinary Dividend on the Reference Stock that does not exceed the Base Dividend), then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the Ex-Dividend Average Current Market Price of the Reference Stock and the denominator of which is the amount by which the Ex-Dividend Average Current Market Price exceeds the aggregate amount in cash per share of the Reference Stock distributed in that cash dividend or distribution in excess of the Base Dividend.

The Base Dividend is subject to adjustment in a manner inversely proportional to adjustments to the Stock Adjustment Factor; provided that no adjustment will be made to the Base Dividend for any adjustment to the Stock Adjustment Factor under this subsection.

Distributions of Rights, Options or Warrants

If the Reference Stock Issuer distributes any rights, options or warrants on all or substantially all of the shares of the Reference Stock entitling the holders of shares of the Reference Stock for a period of not more than 60 calendar days from the ex-dividend date for such distribution to subscribe for or purchase shares of the Reference Stock (or securities convertible into the Reference Stock), at a price per share (or a conversion price per share) less than the average of the Current Market Prices of the Reference Stock for the 10 consecutive trading days ending on, and including, the trading day immediately preceding the date of announcement of such distribution (the “Announcement Average Current Market Price”), then the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the sum of (x) the number of shares of the Reference Stock outstanding immediately prior to the close of business on the ex-dividend date for such distribution and (y) the total number of shares of the Reference Stock issuable pursuant to such options, rights or warrants and the denominator of which is the sum of (x) the number of shares of the Reference Stock outstanding immediately prior to the close of business on the ex-dividend date for such distribution and (y) the number of shares of the Reference Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants divided by (B) the Announcement Average Current Market Price.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of the Reference Stock are otherwise not delivered pursuant to such rights, options or warrants, upon the expiration, termination or maturity of such rights, options or warrants (except in a case where other consideration has been given in lieu of delivery of such Reference Stock, in which case adjustment will be as otherwise provided by the applicable clause of this section), the Stock Adjustment Factor will be readjusted to the Stock Adjustment Factor that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of the Reference Stock actually delivered.

For purposes of this subsection, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase the Reference Stock at less than the Announcement Average Current Market Price, there will be taken into account any consideration the Reference Stock Issuer receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by the calculation agent.

Reorganization Events

If prior to the relevant Valuation Date, as applicable,

(a)	there occurs any reclassification or change of the Reference Stock, including, without limitation, as a result of the issuance of tracking stock by the Reference Stock Issuer,

(b)	the Reference Stock Issuer, or any surviving entity or subsequent surviving entity of the Reference Stock Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the Reference Stock Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the Reference Stock Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

(e)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the Reference Stock Issuer and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (e), a “Reorganization Event”), then the amount payable to you at maturity will depend on the value of any Exchange Property, as defined below. To determine the amount payable to you at maturity, the calculation agent will do the following:

(i)	The calculation agent will determine the cash value of any non-cash property distributed in the Reorganization Event (other than Exchange Traded Securities) per share of the Reference Stock and combine this with any cash to determine a “Per Share Cash Amount”;

(ii)	The calculation agent will combine the Per Share Cash Amount, if any, with the Exchange Traded Securities, if any, a holder of the Reference Stock would hold immediately after the Reorganization Event in respect of a single share of the Reference Stock to determine the Exchange Property resulting for a single share of the Reference Stock (the “Per Share Exchange Property”);

(iii) The calculation agent will then deem the Per Share Exchange Property to be a share of the Reference Stock for the purposes of determining the amount payable to you at maturity. The VWAP of the Per Share Exchange Property on any day will equal (a) the VWAP of one share of any Exchange Traded Securities multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock plus (b) the Per Share Cash Amount, and the calculation agent will use this value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, for the purposes of determining the amount payable to you at maturity, by treating such value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, as if it were the VWAP of the original Reference Stock;

(iv) The calculation agent may, in its sole discretion, adjust the Stock Adjustment Factor (or take similar action) to reflect the use of the value of the Exchange Property as opposed to the value of the Reference Stock in determining the amount payable to you at maturity, and with a view to offsetting, to the extent practical, any change in the economic position of the holder and Deutsche Bank AG that results solely from the Reorganization Event;

(v)	In the event Exchange Property consists of Exchange Traded Securities, those notes will, in turn, be subject to the anti-dilution adjustments, including but not limited to, the anti-dilution adjustments set forth in this pricing supplement; and

(vi)	At maturity, we will pay you the amount due based on the VWAP of the Per Share Exchange Property in lieu of one share of the Reference Stock, using the VWAP of any Exchange Traded Securities on the relevant Valuation Date to determine their value.

“Exchange Property” for each share of the Reference Stock, means any shares of the Reference Stock that continue to be held by the holders of the Reference Stock, and any securities, cash or any other assets distributed to the holders of the Reference Stock in, or in connection with, the Reorganization Event distributed in respect of such share of the Reference Stock. Deutsche Bank AG will not pay you any interest on any Exchange Property. In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

“Exchange Traded Securities” means any securities (including, without limitation, securities of the Reference Stock Issuer or securities of foreign issuers represented by American depositary receipts) traded on its relevant exchange.

The calculation agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange of the notes, including the determination of the cash value of any Exchange Property and the Per Share Exchange Property, if necessary. The calculation agent’s determinations and calculations shall be conclusive absent manifest error. Regardless of any of the Reorganization Events described above, any payment on the notes, will be made by Deutsche Bank AG, as Issuer of the notes, and is subject to the credit of the Issuer.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the Reference Stock is no longer listed or admitted for trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or included in the OTC Bulletin Board (or any successor service), or if the ADS facility between the issuer of the shares of common equity represented by an ADS (“Underlying ADS Stock”) and the ADS depositary is terminated for any reason, then, on and after the date the ADS is no longer so listed or adjusted to trading on the date of such termination, as applicable (the “Change Date”), the Underlying ADS Stock will be deemed to be the Reference Stock and the calculation agent will determine the price of the Reference Stock by reference to the Underlying ADS Stock. The Stock Adjustment Factor will thereafter equal the last value of the Stock Adjustment Factor for the ADS multiplied by the number of shares of the underlying equity securities represented by a single ADS. On and after the Change Date, for all purposes, the Adjusted VWAP, other price or value of the Underlying ADS Stock on its primary exchange will be converted into U.S. dollars using such Stock Adjustment Factor as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent (the “calculation agent”). The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent will also be responsible for determining whether there has been a Market Disruption Event and whether or not any anti-dilution adjustments to the Stock Adjustment Factor applicable to the Reference Stock should be made. Unless otherwise provided in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the Pricing Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on any Interest Payment Date or the Maturity Date on or prior to 11:00 a.m., New York City time on the business day preceding such Interest Payment Date or the Maturity Date, as applicable.

All calculations with respect to the Adjusted VWAP, Initial Price and Final Price of the Reference Stock will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Face Amount of notes on an Interest Payment Date or the Maturity Date will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 Face Amount of notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of notes as described herein, calculated as if the date of acceleration were the final Valuation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due, or the number of shares of the Reference Stock to be delivered, with respect to the notes as promptly as possible, and in no event later than two business days after the date of such acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

DBSI intends to offer to purchase the notes in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Face Amount of notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

THE REFERENCE STOCK

All disclosures contained in this pricing supplement regarding the Reference Stock are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Reference Stock contained in this pricing supplement. You should make your own investigation into the Reference Stock.

Included below is a brief description of the Reference Stock Issuer. The Reference Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Reference Stock Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the Reference Stock Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Voya Financial, Inc.

According to publicly available information, Voya Financial, Inc. is a retirement, investment and insurance company serving individuals and institutional customers in the United States. Information filed by Voya Financial, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35897, or its CIK code: 0001535929. The common stock of Voya Financial, Inc. is traded on the New York Stock Exchange under the ticker symbol “VOYA.” The common stock of Voya Financial, Inc. commenced trading on May 2, 2013 and therefore has a limited performance history.

HISTORICAL INFORMATION

The following graph sets forth the historical performance of the common stock of Voya Financial, Inc. based on its daily VWAPs from May 2, 2013 through March 7, 2018. The VWAP of Voya Financial, Inc. on March 7, 2018 was $50.8366. The actual Initial Price will be determined over the five consecutive trading days immediately following the Pricing Date. We obtained the historical VWAPs of the Reference Stock below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The payment at maturity is linked to the VWAP of the Reference Stock and not to the closing price of the Reference Stock. The VWAP of the Reference Stock is determined in a manner that is different from the closing price of the Reference Stock, and the VWAP of the Reference Stock will not necessarily correlate with the performance of the closing price of the Reference Stock. The closing price of the Reference Stock may vary significantly from the VWAP of the Reference Stock. Therefore, the payment at maturity may be different from, and may be significantly less than, the payment you would have received if that payment were determined by reference to the closing price of the Reference Stock.

The historical VWAPs of the Reference Stock should not be taken as an indication of future performance and no assurance can be given as to the VWAP of the Reference Stock on a Valuation Date. We cannot give you assurance that the performance of the Reference Stock will result in the payment at maturity (excluding accrued but unpaid interest) being more than the Face Amount per $1,000 Face Amount of notes.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the notes. It applies to you only if you acquire your notes for cash at their initial issuance, hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and are not an individual investor, including an individual that beneficially owns notes through a grantor trust or a “disregarded entity.” It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a note as a part of a “straddle.”

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the notes.

We will not attempt to ascertain whether the Reference Stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If the Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply to a non-U.S. holder upon the sale, exchange or retirement of the notes. You should refer to information filed with the SEC by the Reference Stock and consult your tax adviser regarding the possible consequences to you if the Reference Stock is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. The discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

This disclosure is limited to the federal tax issues discussed below. Additional issues that are not discussed below could affect the federal tax treatment of your ownership and disposition of notes. This disclosure cannot be relied upon to avoid penalties that may be asserted under the Code. We do not provide any advice on tax matters. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is: (i) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (ii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In the opinion of our special tax counsel, which is based on prevailing market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, the notes will be subject to special original issue discount (“OID”) provisions set out in Treasury regulations under which, regardless of your method of accounting, you will be required to accrue interest income on the note during the period you own it. We are required to determine a “comparable yield” for the notes. The “comparable yield” generally is the yield at which, in similar market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of OID that you will be required to accrue as interest income, we are also required to construct a “projected payment schedule” representing a series of payments that would produce a yield to maturity equal to the comparable yield.

You may obtain the comparable yield and projected payment schedule by contacting Deutsche Bank Structured Notes at 212–250–4799. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual final amount that we will pay on the notes.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals in respect of your notes, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (the “IRS”). Regardless of your method of tax accounting, you will be required to accrue interest income on your notes in each taxable year based on the comparable yield, and interest payments will not be subject to additional tax on receipt.

You will be required for U.S. federal income tax purposes to accrue an amount of OID, for each accrual period prior to and including the maturity (or earlier taxable disposition) of a note, equal to the product of (i) its “adjusted issue price” (as defined below) as of the beginning of the accrual period, (ii) its comparable yield, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held it divided by the number of days in the accrual period. For U.S. federal income tax purposes, the adjusted issue price of a note is its issue price increased by any previously accrued interest income and decreased by all prior interest payments made on the note.

Upon a taxable disposition of a note, including at maturity, you generally will recognize taxable income or loss equal to the difference between the amount received from the taxable disposition and your adjusted basis in the note. Your adjusted basis in the note will equal the amount you paid to acquire it, increased by the amount of interest income previously accrued by you in respect of the note and decreased by the amount of any interest payments in respect of the note through the date of the taxable disposition. You generally must treat any income on a taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, with the balance treated as capital loss. These ordinary losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is: (i) an entity treated as a foreign corporation; or (ii) a foreign estate or trust.

Subject to the discussion below under “— ‘FATCA’ Legislation,” any income you realize with respect to a note generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W–8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the note, including the possible imposition of a 30% branch profits tax if you are a corporation.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

“FATCA” Legislation

Legislation commonly referred to as “FATCA” and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to (i) amounts treated as OID and (ii) with respect to dispositions after December 31, 2018, including settlement at maturity, payments of gross proceeds of the sale, exchange or retirement of the notes. You should consult your tax adviser regarding the potential application of FATCA, including the availability of certain refunds or credits. We will not pay additional amounts on account of any such withholding tax.

Information Reporting and Backup Withholding

Payments received in respect of your notes may be subject to information reporting unless you qualify for an exemption. These payments may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed Form W–8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the notes includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes, and such commissions may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the applicable Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent, or between Deutsche Bank AG and another agent that may be party to a Distribution Agreement from time to time (each, an “Agent,” and collectively with DBSI, the “Agents”), each Agent participating in this offering of notes will agree to purchase, and we will agree to sell, the Face Amount of notes as set forth on the cover page of this pricing supplement. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the notes. After the initial offering of the notes, the Agents may vary the offering price and/or other selling terms from time to time. The Issue Price of the notes includes fees paid with respect to the notes as well as the cost of hedging the Issuer’s obligations under the notes.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and/or discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. DBSI is not required to engage in these activities and may end any of these activities at any time.

To the extent the total aggregate Face Amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own a portion of the notes offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that (i) if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained, and (ii) such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or for the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

PRIIPs Regulation/Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a)  a retail investor means a person who is one (or more) of:  (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b)  the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

MiFID II Product Governance/Professional Investors and ECPs-only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.